Exhibit 10.1

Separation and Release Agreement

March 31, 2026

This Separation and Release Agreement (this “Agreement”) is entered into as of the date first set forth above by and among Perimeter Solutions, Inc., a Delaware corporation (the “Parent”), Perimeter Solutions LP, a Delaware limited partnership (the “Company”), and Edward Goldberg (the “Service Provider”).

WHEREAS, Service Provider has been employed by the Company as its Vice Chairman pursuant to that certain Employment Agreement, dated October 1, 2021, as amended by that Amendment to Employment Agreement and Option Agreement, dated March 8, 2023 (the “Employment Agreement”), pursuant to which, among other things, (i) the Company agreed to make certain severance payments upon certain types of terminations; and (ii) the Service Provider agreed to certain non-compete, non-solicit and non-disclosure covenants;

WHEREAS, Parent and Service Provider are party to that certain Option Agreement, dated as of November 8, 2021 (as amended, the “2021 Option Agreement”), that certain Option Agreement, dated as of February 14, 2024 (as amended, the “2024 2-Year Extension Option Agreement”), and that certain Option Agreement, dated as of February 12, 2025 (the “2025 1-Year Extension Option Agreement”, and together with the 2021 Option Agreement and the 2024 2-Year Extension Option Agreement, the “Option Agreements”, and the Option Agreements together with the Employment Agreement, the “Existing Agreements”), under the Parent’s Amended & Restated 2021 Equity Incentive Plan (the “Plan”), pursuant to which Service Provider was granted nonqualified stock options to purchase an aggregate of up to 3,410,500 shares of common stock of the Parent, subject to the achievement of certain performance and other vesting conditions (the “Options”);

WHEREAS, each Option Agreement provides that half of the Options eligible to vest each year shall be based on the achievement of certain performance goals tied to Service Provider’s position and duties to be established on an annual basis (the “Individual Performance Options”);

WHEREAS, in light of the Service Provider’s service with the Company and its Affiliates (as defined in the Employment Agreement) through the Separation Date and certain additional covenants of the Service Provider set forth in this Agreement, the Parent has agreed to accelerate a portion of the unvested Individual Performance Options that were eligible to vest for fiscal year 2026 under the 2021 Option Agreement, subject to the terms and conditions set forth herein;

WHEREAS, the parties have mutually agreed that: (i) the Service Provider’s employment with the Company and its Affiliates will terminate effective as of March 31, 2026 (the “Separation Date”), and that the Company shall provide Service Provider with the severance payments that are described in Section 3(c) herein; and (ii) the Service Provider will transition to a consultant role effective as of the Separation Date pursuant to the terms of a consulting agreement in substantially the form attached hereto as Exhibit A (the “Consulting Agreement”); and

WHEREAS, the parties desire to enter into this Agreement to reflect their mutual undertakings, promises, and agreements following the termination of the Service Provider’s employment with the Company and payments and benefits to the Service Provider as a result of such termination and in connection with Service Provider’s transition to a consultant arrangement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1.Separation Date; Effect of Separation.

a.Service Provider’s employment with the Company and any of its Affiliates shall terminate effective as of the Separation Date and the Service Provider shall therefore be relieved of all of his duties, responsibilities, and authorities for the Company and is Affiliates as an employee effective as of the Separation Date. Prior to the Separation Date, Service Provider shall perform such duties as may be reasonably requested by the Company or Parent to help facilitate a smooth transition following such termination.

b.Effective as of the Separation Date, the Service Provider shall resign, and does hereby resign, without any further action, from all other positions, if any, Service Provider held with the Company and its Affiliates, except as otherwise contemplated by Section 1(c) below.

c.Effective as of the Separation Date, Service Provider and the Company will enter into the Consulting Agreement, pursuant to which Service Provider will provide advisory and certain other services to Company and its Affiliates in accordance with the terms and conditions set forth therein; provided, however, for the avoidance of doubt, that (i) nothing contained in the Consulting Agreement shall be construed to create any employment, partnership, joint venture, or other relationship between Service Provider, on the one hand, and the Company, Parent or any of their Affiliates, on the other hand; and (ii) effective as of the Separation Date, Service Provider shall be considered only an independent contractor of the Company under the Consulting Agreement.

2.Termination of Employment Agreement; Continuing Obligations; Non-Disparagement.

a.The Service Provider acknowledges and agrees that the Employment Agreement will terminate without further action of the parties effective as of the Separation Date and that, therefore, as of that date, the Company and its Affiliates will have no further liabilities, obligations, or duties to the Service Provider, and the Service Provider forfeits all remaining rights and benefits, under the Employment Agreement, except to the extent expressly provided in this Agreement. Notwithstanding the previous sentence, the Service Provider further acknowledges and agrees that all of the post-termination rights and obligations of the parties which continue by their terms under the Employment Agreement, including without limitation under Sections 7 (Non-Competition; Non-Solicitation), 8 (Nondisclosure of Proprietary Information), 9 (Injunctive Relief), 10 (Whistleblower Protections), 11 (Survival), 12 (Binding on Successors), 13 (Governing Law), 14 (Validity), 15 (Notices), 19 (No Inconsistent Actions), 20 (Arbitration) of the Employment Agreement, shall continue in full force and effect according to their terms notwithstanding the termination of the Service Provider’s employment with the Company, the termination of the Employment Agreement, or the execution of this Agreement, except to the extent such terms are superseded by the terms of this Agreement, including without limitation Section 6 (Severance Payments) of the Employment Agreement (the “Continuing Employment Agreement Obligations”).

b.The Service Provider agrees and covenants that the Service Provider shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the Parent or any of its Affiliates or their businesses, or any of their employees, officers, or directors and their existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future (together with the Continuing Employment Agreement Obligations, the “Continuing Obligations”). This Section 2(b) does not in any way restrict or impede the Service Provider from exercising protected rights, including those described in Section 10 (Whistleblower Protections) of the Employment Agreement, to the extent that such rights cannot be waived by agreement. This Section 2(b) also does not prevent the Service Provider from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Service Provider shall promptly provide written notice of any such order to the Company in accordance with the notice provisions of the Employment Agreement.

c.The Service Provider acknowledges and agrees that Service Provider has fully complied with such Continuing Obligations at all times before Service Provider signs this Agreement and that Service Provider intends to, and shall, fully comply with such Continuing Obligations after he signs this Agreement.

3.Separation Benefits. The parties hereto acknowledge and agree that the provisions set forth in this Section 3 shall replace and supersede the provisions in Section 6 of the Employment Agreement except to the extent expressly incorporated herein.

a.Accrued Obligations. The Company shall pay the Service Provider any unpaid Annual Base Salary (as defined in the Employment Agreement) that has accrued as of the Separation Date, any unreimbursed expenses due to the Service Provider in accordance with the Company’s expense reimbursement policy and an amount equal to compensation for accrued but unused sick days and vacation days (the “Accrued Obligations”). The Accrued Obligations shall be paid in accordance with the Company’s regular payroll practices.

b.COBRA. If the Service Provider elects to continue health plan coverage in accordance with the requirements of applicable law (e.g., COBRA coverage), at the applicable monthly cost charged for such coverage, the Company may require the Service Provider to complete and file any election forms that are generally required of other employees to obtain COBRA coverage; and the Service Provider’s COBRA coverage may be terminable in accordance with applicable law.

c.Severance Payments. In lieu of the payments described in Section 6(b) of the Employment Agreement, the Company shall pay to the Service Provider, an amount equal to the sum of (the “Severance Amount”):

i.$768,750.00 (representing an amount equal to 1.25 times the Service Provider’s Annual Base Salary);

ii.$307,500.00 (representing an amount equal to one-half of the Service Provider’s target bonus for fiscal 2026); and

iii.$41,321.77 (monthly rate 2,174.83) (representing an amount equal to 19.0 times (A) the Monthly COBRA Continuation Coverage Rate (as defined in the Employment Agreement) determined as of the Separation Date for the Service Provider’s applicable health and welfare plan coverages as in effect on such date, and (B) the monthly cost to Service Provider that is being charged for such coverage as of the Separation Date).

The Severance Amount shall be payable in substantially equal installments over the 15-month period following the later of the Separation Date and Effective Date (as defined below), commencing no later than thirty (30) days following such date and in accordance with the Company’s regular payroll practices. Notwithstanding the foregoing, and in accordance with Section 6(d) of the Employment Agreement, in the event that any portion of the amount payable under this Section 3(c) shall be treated as deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (“Section 409A”), that portion (and only that portion) which would otherwise have been paid prior to the six (6) month anniversary of the Separation Date shall not be paid until the 181st day following the Separation Date.

d.Treatment of Options. The parties acknowledge and agree that:

i.As of the date hereof, 2,487,500 of the Options have vested in accordance with the terms of the 2021 Option Agreement (the “Vested Options”).

ii.Notwithstanding the vesting, forfeiture or other provisions of the Plan or the Option Agreements:

1.Only 150,000 of the unvested Individual Performance Options covered by the 2021 Option Agreement shall remain eligible for vesting thereunder, subject to the terms described herein (the “Retained Options”);

2.For purposes of the 2021 Option Agreement, (a) Service Provider’s transition from employment to the consultant role under the Consulting Agreement shall not constitute an interruption of Continuous Service thereunder; and (b) effective as of the Separation Date, “Continuous Service” shall mean the absence of: (i) any termination by either party of the Consulting Agreement; or (ii) breach by Service Provider of the Consulting Agreement;

3.The Retained Options under the 2021 Option Agreement shall vest on December 31, 2026, subject to Service Provider: (a) remaining employed through the Separation Date; (b) entering into the Consulting Agreement as contemplated by this Agreement; and (c) remaining in Continuous Service through and including December 31, 2026; if Service Provider ceases to remain in Continuous Service at any time on or prior to such date, the Retained Options shall be immediately forfeited; and

4.All Options other than the Vested Options and the Retained Options shall be immediately forfeited effective as of the Separation Date (the “Forfeited Options”). For the avoidance of doubt, the Forfeited Options include: (a) the remaining 150,000 unvested Individual Performance Options under the 2021 Option Agreement that are not Retained Options; (b) all Options that were eligible to vest based on the AOP (as defined in the Option Agreements) for fiscal year 2026 under the 2021 Option Agreement; and (c) all Options that were granted under the 2024 2-Year Extension Option Agreement and 2025 1-Year Extension Option Agreement.

iii.Service Provider acknowledges and agrees that nothing in the Option Agreements shall confer upon Service Provider any right to continue to serve the Company or any of its Affiliates in any capacity or shall affect the right of the Company or any applicable Affiliate to terminate the Consulting Agreement in accordance with its terms.

iv.Service Provider acknowledges and agrees that the Service Provider has no rights in any employment-related equity or equity-related interests in the Parent or its Affiliates other than the Service Provider’s rights in (i) the Vested Options and Retained Options in accordance with the terms of the Plan, the 2021 Option Agreement and this Agreement, as applicable; and (ii) the shares of common stock of Parent that are held directly or indirectly by Service Provider as of the date hereof. If Parent declares a dividend on its shares of common stock, and Service Provider holds such shares on the applicable record date, Parent shall pay or cause to be paid such dividend to Service Provider in a manner reasonably consistent with the other holders of shares of common stock.

4.Return of Property. By the Separation Date, the Service Provider must return all property of the Parent or any of its Affiliates, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other property of the Parent or its Affiliates in the Service Provider’s possession, unless otherwise consented to in writing by the Company for use in connection with providing services under the Consulting Agreement. Service Provider further acknowledges and agrees that Service Provider no longer has access to and does not claim ownership of any of the cloud storage or social media accounts of the Parent or its Affiliates.

5.Release of Claims. In consideration of the performance by the Parent and the Company of their obligations under the Employment Agreement and this Agreement, the Service Provider hereby releases and forever discharges as of the date hereof the Parent, the Company and their respective Affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Parent, Company and their respective affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided in this Section 5 (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.

a.Service Provider understands that any payments or benefits paid or granted to Service Provider under Section 3 of this Agreement (other than the Accrued Obligations) represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which Service Provider was already entitled. Service Provider understands and agree that Service Provider will not receive certain of the payments and benefits specified in Section 3 of this Agreement (other than the Accrued Obligations) unless Service Provider executes this General Release and does not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

b.Except as provided in Sections 5(d) and 5(e) below and except for the provisions of the Agreement which expressly survive the termination of Service Provider’s employment with the Company, Service Provider knowingly and voluntarily (for Service Provider, Service Provider’s heirs, executors, administrators and assigns) releases and forever discharges the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which Service Provider, Service Provider’s spouse, or any of Service Provider’s heirs, executors, administrators or assigns, may have, which arise out of or are connected with Service Provider’s employment with or service for, or Service Provider’s separation or termination from, the Company, Parent or their affiliates (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Service Provider Retirement Income Security Act of 1974; any applicable Service Provider Order Programs; the Fair Labor Standards Act; or their state or local counterparts; the New Jersey Law Against Discrimination, the New Jersey Conscientious Service Provider Protection Act, the New Jersey Family Leave Act, the New Jersey Security and Financial Empowerment Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, or retaliation claims under the New Jersey Workers' Compensation Law; any amendments or implementing regulations of the foregoing; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance that may be legally waived and released; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company, Parent or their affiliates; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). For the avoidance of doubt, the identification of specific statutes or laws in this Section 5(b) is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this General Release in any manner.

c.Service Provider represents that Service Provider has made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 5(b) above.

d.Service Provider agrees that this General Release does not waive or release any rights or claims that Service Provider may have under the Age Discrimination in Employment Act of 1967 which arise after the date Service Provider executes this General Release. Service Provider acknowledges and agrees that Service Provider’s separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

e.Service Provider hereby waives all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, Service Provider further acknowledges that Service Provider is not waiving and is not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding, including with the Equal Employment Opportunity Commission (“EEOC”); provided, however, that Service Provider disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such EEOC charge or investigation or proceeding. Additionally, Service Provider is not waiving (i) any right to the Accrued Obligations or any severance benefits to which Service Provider is entitled under the Agreement or (ii) any claim relating to any right of indemnification under the Company’s organizational documents or otherwise.

f.In signing this General Release, Service Provider acknowledges and intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. Service Provider expressly consents that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. Service Provider acknowledges and agrees that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. Service Provider further agrees that in the event Service Provider should bring a Claim seeking damages against the Company, or in the event Service Provider should seek to recover against the Company in any Claim brought by a governmental agency on Service Provider’s behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. Service Provider further agrees that Service Provider is not aware of any pending claim of the type described in Section 2 above as of the execution of this General Release.

g.Service Provider agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or Service Provider of any improper or unlawful conduct.

h.Service Provider agrees that if Service Provider violates this General Release by suing the Company or the other Released Parties, Service Provider will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.
i.Service Provider represents that Service Provider is not aware of any claim by Service Provider other than the claims that are released by this General Release. Service Provider acknowledges that Service Provider may hereafter discover claims or facts in addition to or different than those which Service Provider now knows or believes to exist with respect to the subject matter of the release set forth in Section 5(b) above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and Service Provider’s decision to enter into it.

j.Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

k.Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

l.BY SIGNING THIS AGREEMENT AND AGREEING TO THIS GENERAL RELEASE, SERVICE PROVIDER REPRESENTS AND AGREES THAT:

i.SERVICE PROVIDER HAS READ IT CAREFULLY;

ii.SERVICE PROVIDER UNDERSTANDS ALL OF ITS TERMS AND KNOWS THAT SERVICE PROVIDER IS GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE SERVICE PROVIDER RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

iii.SERVICE PROVIDER VOLUNTARILY CONSENTS TO EVERYTHING IN IT;

iv.SERVICE PROVIDER HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND SERVICE PROVIDER HAS DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, SERVICE PROVIDER HAS CHOSEN NOT TO DO SO OF SERVICE PROVIDER’S OWN VOLITION;

v.SERVICE PROVIDER HAS HAD AT LEAST 21 DAYS FROM THE DATE OF SERVICE PROVIDER’S RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE SERVICE PROVIDER’S RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT SERVICE PROVIDER’S REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

vi.SERVICE PROVIDER UNDERSTANDS THAT SERVICE PROVIDER HAS SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

vii.SERVICE PROVIDER HAS SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE SERVICE PROVIDER WITH RESPECT TO IT; AND

viii.SERVICE PROVIDER AGREES THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY SERVICE PROVIDER.

6.Miscellaneous Provisions.

a.Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Company, Parent, the Service Provider and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

b.Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of Delaware.

c.Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

d.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement. The signatures to this Agreement need not all be on a single copy of this Agreement, and may be electronic signatures (e.g., DocuSign) or copies on portable document format (.pdf) rather than originals, and in each case shall be fully effective as though all signatures were originals on the same copy.

e.Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Service Provider and duly appointed officer of the Company. By an instrument in writing similarly executed, the Service Provider or the Company or Parent may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

f.No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

g.Arbitration. Except as expressly provided elsewhere in this Agreement, any dispute arising out of, relating to, or having any connection with, this Agreement, including any question regarding its existence, validity, interpretation, performance, breach or termination, and any tort or other extra-contractual or statutory claims arising out of or relating to its negotiation, execution or performance, shall be exclusively and finally settled by arbitration in accordance with the Rules of the International Court of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by one or more arbitrators appointed in accordance with the ICC Rules; provided, however, that nothing in this Section 6(g) shall prohibit: (i) a party from instituting litigation to enforce any final award in any court of competent jurisdiction; or (ii) the Company from seeking a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the Continuing Obligations and the Service Provider hereby consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond. The seat of the arbitration shall be in St. Louis, Missouri. The language of the arbitration shall be English. The parties undertake to carry out any award of the tribunal without delay, and waive their right to refer any question of law and any right of appeal on the law or merits to a court of law or other judicial authority, insofar as such waiver may be validly made. The parties agree that an arbitral tribunal appointed under this Agreement may exercise jurisdiction with respect to this Agreement and any amendments or exhibits or schedules hereto (except as otherwise expressly provided therein), and that any disputes involving more than one of such agreements, exhibits or schedules shall proceed as a consolidated arbitration in accordance with Article 10 of the ICC Rules. The arbitrator selected pursuant to this Section 6(g) shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration and, if the arbitrator determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the arbitrator may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration and the enforcement of its rights under this Agreement.

h.Tax Treatment; Right to Consult a Tax Advisor. To the extent applicable, the payments and benefits provided under this Agreement are intended to be exempt from Section 409A and this Agreement shall be interpreted and administered in a manner consistent with that intent. Notwithstanding any contrary provision in this Agreement, the Service Provider shall be solely responsible for any risk that the tax treatment of the benefits under by this Agreement may be affected by Section 409A, which may impose significant adverse tax consequences on them, including accelerated taxation, a 20% additional tax, and interest. Because of the potential tax consequences, the Service Provider has the right, and is encouraged by this paragraph, to consult with a tax advisor of his choice before signing this Agreement.

i.Expiration Date. The Company’s offer of this Agreement shall expire after a period of 21 days after the date the Service Provider first received this Agreement for consideration (the “Expiration Date”). Changes to this Agreement, whether material or immaterial, do not restart the running of the consideration period. The Individual may accept the offer at any time before the Expiration Date by signing this Agreement in the space provided below and delivering it to the attention of the General Counsel of the Company.

j.Limited Revocation Right; Effect of Revocation. After signing this Agreement, the Service Provider shall have a period of seven days to reconsider and revoke his acceptance of this Agreement in his discretion (the “Revocation Period”). If the Service Provider chooses to revoke his acceptance of this Agreement, he must do so by providing written notice to the Company’s Chief Executive Officer and General Counsel on or before the seventh day after signing this Agreement, in which case this Agreement shall not become effective or enforceable and the Service Provider shall not receive the separation benefits set forth in Sections 3(c) and 3(d) of this Agreement.

k.Effective Date. This Agreement shall become effective and enforceable upon the expiration of seven days after the Service Provider signs it (the “Effective Date”), provided that the Service Provider signs the Agreement on or before the Expiration Date and does not revoke his acceptance of the Agreement during the Revocation Period.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

PERIMETER SOLUTIONS, INC.

By:	/s/ Haitham Khouri
Name:	Haitham Khouri
Title:	Chief Executive Officer

PERIMETER SOLUTIONS LP

By:	/s/ Haitham Khouri
Name:	Haitham Khouri
Title:	Chief Executive Officer

SERVICE PROVIDER

/s/ Edward Goldberg
Edward Goldberg